Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Liz Brady

NEW YORK & COMPANY, INC. ANNOUNCES FOURTH QUARTER

AND FISCAL YEAR 2005 RESULTS

•                  Fourth Quarter Net Income Increased 14.4% to $0.36 Per Diluted Share

•                  Fiscal 2005 Net Income Increased to $58.5 Million, or $1.02 Per Diluted Share

New York, NY — March 16, 2006 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 521 stores, today announced financial results for the fourth quarter and for the full fiscal year ended January 28, 2006.

Net sales for the fourth quarter of fiscal 2005 increased 16.1% to $351.6 million as compared to $302.8 million in the fourth quarter of fiscal 2004. Comparable store sales for the fourth quarter increased 9.6%, compared to a 2.7% decrease in the prior year fourth quarter. Gross profit for the fourth quarter of fiscal 2005 increased to $111.7 million, or 31.8% of net sales, compared to $99.6 million, or 32.9% of net sales, in the fourth quarter of fiscal 2004. Operating income increased 15.3% to $36.3 million, or 10.3% of net sales, compared to $31.4 million, or 10.4% of net sales, in the fourth quarter of fiscal 2004. Net income in the fourth quarter of fiscal 2005 was $20.6 million, or $0.36 per diluted share, compared to $18.0 million, or $0.32 per diluted share, in the fourth quarter of fiscal 2004. Earnings per share are based on fully diluted shares outstanding of 57.7 million for the fourth quarter of fiscal 2005, compared to 56.7 million for the fourth quarter of fiscal 2004.

Net sales for the full 2005 fiscal year increased 8.7% to $1,130.5 million from $1,040.0 million in the full 2004 fiscal year. Comparable store sales for fiscal 2005 increased 3.2%, compared to a 7.2% increase in fiscal 2004. Gross profit for fiscal 2005 increased to $366.5 million, or 32.4% of net sales, compared to $357.1 million, or 34.3% of net sales, in fiscal 2004. Operating income for fiscal 2005 increased 9.7% to $104.1 million, or 9.2% of net sales, compared to $94.9 million, or 9.1% of net sales, in fiscal 2004. Net income for fiscal 2005 was $58.5 million, or $1.02 per diluted share, compared to $17.4 million, or $0.33 per diluted share, in fiscal 2004. Earnings per share are based on fully diluted shares outstanding of 57.3 million for the full 2005 fiscal year, compared to 52.7 million for the full 2004 fiscal year.

Richard P. Crystal, New York & Company’s Chairman and CEO stated: “We ended the year solidly. Our fourth quarter results demonstrate the success of our holiday assortments, which drove strong sales growth and earnings at the high end of our expectations. For the year, we are pleased to have met our goals of increasing store productivity and strengthening our positioning as a premier destination for our customers. To this point, we increased sales per square foot to $351, up from $320 in 2004. Additionally, during the year we opened 46 new stores, including 13 side by side apparel/accessory locations, we announced a strategic acquisition with the purchase of JasmineSola, and we opened our premier New York City location at 58th Street and Lexington Avenue in November 2005.

“We remain excited and enthusiastic regarding our outlook,” Mr. Crystal continued. “We believe our ability to quickly adapt our merchandise to reflect changes in consumer preferences, such as the current trend in knit dressing, coupled with our continued store expansion and remodeling plans, place us in a great position to achieve our goals. Notwithstanding previously announced first quarter challenges, we believe that 2006 will represent another year of significant accomplishments for our company.”

The Company’s balance sheet included $57.4 million in cash and cash equivalents at January 28, 2006.

As of January 28, 2006, total inventory was $109.7 million, which includes $3.9 million to support JasmineSola and compares to inventory at January 29, 2005 of $93.4 million. The Company indicated that its on-hand delivered inventory for New York & Company as of January 28, 2006 was approximately $82.8 million, as compared to $82.0 million last year. In-transit inventory was $23.0 million, as compared to $11.4 million last year. The increase of $11.6 million is a result of the shift of Chinese New Year to January 29th from February 9th last year. Inventory turned 7.5 times in fiscal year 2005, as compared to 8.0 times in fiscal year 2004.

Capital spending for fiscal 2005 was $81.1 million, compared to $54.3 million for fiscal 2004. Construction allowances for fiscal 2005 were $16.0 million, compared to $7.8 million for fiscal 2004. Depreciation and amortization expense was $25.2 million for fiscal 2005 as compared to $20.7 million in fiscal 2004. During fiscal 2005, the Company successfully opened 46 new stores, acquired 14 stores from the JasmineSola acquisition, completed 41 remodels, and closed 17 stores, ending the year operating 519 stores nationwide. Total selling square footage at fiscal year end 2005 was 3.254 million, compared to 3.190 million at fiscal year end 2004.

2006 Guidance

The Company reaffirms its previously issued 2006 full fiscal year and 2006 first quarter guidance. The 2006 guidance was previously issued in a press release dated March 2, 2006, which is available on the Company’s website at www.nyandcompany.com.

Conference Call Information

A conference call to discuss fourth quarter and fiscal year 2005 results is scheduled for today Thursday, March 16th, 2006 at 9:00 am Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 811-8830 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available until March 23, 2006 and can be accessed by dialing (888) 203-1112 and entering pin number 4263231.

Forward-Looking Statements: This press release contains certain forward-looking statements. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q,  and our Registration Statement on Form S-3. We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores. The Company currently operates 521 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share amounts)	Fourth quarter ended January 28, 2006	% of Net Sales	Fourth quarter ended January 29, 2005	% of Net Sales
Net sales	$351,600	100.0%	$302,845	100.0%

Costs of goods sold, buying and occupancy costs	239,918	68.2%	203,224	67.1%

Gross profit	111,682	31.8%	99,621	32.9%

Selling, general and administrative expenses	75,407	21.5%	68,173	22.5%

Operating income	36,275	10.3%	31,448	10.4%

Interest expense, net of interest income	1,341	0.4%	1,570	0.6%

Loss on modification and extinguishment of debt	933	0.3%	—	—

Income before income taxes	34,001	9.6%	29,878	9.8%

Provision for income taxes	13,397	3.7%	11,867	3.9%

Net income	$20,604	5.9%	$18,011	5.9%

Basic earnings per share	$0.38		$0.34
Diluted earnings per share	$0.36		$0.32

Weighted average shares outstanding:
Basic	54,400		52,778
Diluted	57,717		56,670

Selected operating data :

(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	9.6%	(2.7)%
Total net sales growth	16.1%	0.3%
Net sales per average selling square foot (a)	$107	$93
Net sales per average store (b)	$675	$630
Total selling square footage	3,254,465	3,189,770
Average selling square footage per store (c)	6,271	6,701

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share amounts)	Fiscal year ended January 28, 2006	% of Net Sales	Fiscal year ended January 29, 2005		% of Net Sales
	(Unaudited)		(Audited)
Net sales	$1,130,544	100.0%	$1,040,028		100.0%

Costs of goods sold, buying and occupancy costs	764,042	67.6%	682,939		65.7%

Gross profit	366,502	32.4%	357,089		34.3%

Selling, general and administrative expenses	262,441	23.2%	262,201	(d)	25.2%

Operating income	104,061	9.2%	94,888		9.1%

Interest expense, net of interest income	5,726	0.5%	9,256		0.9%

Accrued dividends-redeemable preferred stock	—	—	2,703		0.3%

Loss on modification and extinguishment of debt	933	0.1%	2,034		0.2%

Loss on derivative instrument (LFAS, Inc. warrant)	—	—	29,398		2.8%

Income before income taxes	97,402	8.6%	51,497		4.9%

Provision for income taxes	38,914	3.4%	34,059		3.2%

Net income	$58,488	5.2%	$17,438		1.7%

Basic earnings per share	$1.08		$0.37
Diluted earnings per share	$1.02		$0.33

Weighted average shares outstanding:
Basic	53,923		47,323
Diluted	57,316		52,726

Selected operating data :

(Dollars in thousands, except square foot data)
Comparable store sales increase	3.2%	7.2%
Total net sales growth	8.7%	8.1%
Net sales per average selling square foot (a)	$351	$320
Net sales per average store (b)	$2,270	$2,203
Total selling square footage	3,254,465	3,189,770
Average selling square footage per store (c)	6,271	6,701

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

(d)  The amount for the fiscal year ended January 29, 2005 includes charges of approximately $6.4 million related to the terminated advisory services agreement with Bear Stearns Merchant Manager II, LLC and $4.3 million of non-cash share-based compensation related to a significant grant of 630,663 options to purchase common stock granted to certain key executives in May 2004, upon completion of refinancings and the repurchase of a warrant from Limited Brands, Inc.

Exhibit (3)

New York & Company, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)	January 28, 2006	January 29, 2005
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$57,436	$85,161
Inventories, net	109,656	93,379
Other current assets	35,866	32,200
Total current assets	202,958	210,740

Property and equipment, net	159,388	100,681
Goodwill and intangible assets	41,702	14,843
Other assets	2,227	3,924
Total assets	$406,275	$330,188
Liabilities and stockholders’ equity
Current liabilities:
Current portion – long-term debt	$6,000	$—
Accounts payable	90,980	74,045
Accrued expenses	55,261	51,802
Other current liabilities	3,016	1,788
Total current liabilities	155,257	127,635

Long-term debt, net of current	31,500	75,000
Deferred rent and other liabilities	40,468	24,270
Total liabilities	227,225	226,905

Total stockholders’ equity	179,050	103,283
Total liabilities and stockholders’ equity	$406,275	$330,188

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)	Fiscal year ended January 28, 2006	Fiscal year ended January 29, 2005
	(Unaudited)	(Audited)
Operating activities
Net income	$58,488	$17,438
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,230	20,683
Amortization of deferred financing costs	1,023	1,270
Write-off of unamortized deferred financing costs	933	2,034
Share-based compensation	1,155	5,914
Deferred income taxes	(747)	10,930
Changes in operating assets and liabilities:
Accounts receivable	(217)	(2,203)
Inventories, net	(12,490)	(15,159)
Prepaid expenses	(874)	(2,967)
Accounts payable	14,921	26,274
Accrued expenses	3,049	(1,689)
Income taxes payable	—	(10,118)
Change in other assets and liabilities	17,959	1,886
Net cash provided by operating activities	108,430	54,293

Investing activities
Acquisition of Jasmine Company, Inc., net of cash acquired	(21,626)	—
Capital expenditures	(81,115)	(54,301)
Net cash used in investing activities	(102,741)	(54,301)

Financing activities
Net proceeds from initial public offering	—	105,400
Payment of offering costs related to initial public offering	—	(3,071)
Proceeds from issuance of debt	37,500	150,000
Repayment of debt	(76,327)	(157,500)
Payment of financing costs	(481)	(4,046)
Redemption of Series A preferred stock	—	(69,696)
Repurchase of common stock warrant	—	(36,271)
Tax benefit from exercise of stock options	5,620	1,310
Other financing activities	274	245
Net cash used in financing activities	(33,414)	(13,629)
Net decrease in cash and cash equivalents	(27,725)	(13,637)
Cash and cash equivalents at beginning of period	85,161	98,798
Cash and cash equivalents at end of period	$57,436	$85,161

Exhibit (5)

New York & Company, Inc. and Subsidiaries

Store Count and Selling Square Footage

(Unaudited)

	Fiscal Year 2005		Fiscal Year 2004
	Store Count	Selling Square Feet	Store Count	Selling Square Feet
Stores open, beginning of period	476	3,189,770	468	3,318,466
New stores	46	203,302	26	115,487
Acquired stores	14	38,760	—	—
Closed stores	(17)	(125,422)	(18)	(131,253)
Net impact of remodeled stores on selling square feet	—	(51,945)	—	(112,930)
Stores open, end of period	519	3,254,465	476	3,189,770